Exhibit 99.(h)(4)(i)

AMENDMENT TO
TRANSFER AGENCY AGREEMENT

AMENDMENT made as of the 1st day of July 2012, between THE VICTORY PORTFOLIOS (the “Trust”) and Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), to the Transfer Agency Agreement dated April 1, 2002, between the Trust and Citi (as previously amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement to extend the term of the Agreement and to revise Schedule A and the Notice provisions of the Agreement; and

WHEREAS, Citi and the Trust wish to correct an error in which certain AML fees were inadvertently deleted from Schedule C in 2006;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Trust and Citi hereby agree as follows:

1.              Amendments.

(a)           The first sentence of Section 5(a) of the Agreement is deleted and replaced with the following:

“Unless otherwise terminated as provided herein, this Agreement shall continue in effect through June 30, 2015 (such period, a “Rollover Period”).”

(b)           Schedule A is replaced with the attached Schedule A.

(c)           Effective as of July 1, 2006, the following is added to the end of Schedule C:

“AML Services Fees

Annual Fee	$7,000/year

(to be billed in equal monthly installments)

Identity Check/Early Warning Review:	$575/year
Equifax Search:	$5/request
Early Warning:	$0.17/search”

(d)                                 Section 23 is replaced with the following:

“23.                         Notices.

Any notices provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at c/o Victory Capital Management Inc., 4900 Tiedemann Road, Brooklyn, OH 44144 Attn: President, with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, NY 10104 Attn: Jay G. Baris, Esq.; and if to Citi, to it at 3435 Stelzer Road, Columbus, OH 43219 Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

2.              Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

3.              Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE VICTORY PORTFOLIOS,
on behalf of each Fund listed on Schedule A, individually and not jointly

By:	/s/ Michael D. Policarpo II

Name:	Michael D. Policarpo II
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Bruce Treff

Name:	Bruce Treff
Title:	President

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT
BETWEEN
THE VICTORY PORTFOLIOS
AND
CITI FUND SERVICES OHIO, INC.

FUNDS

Name of Portfolio

1.              Balanced Fund

2.              Core Bond Fund

3.              Diversified Stock Fund

4.              Established Value Fund

5.              Fund for Income

6.              Global Equity Fund

7.              International Fund

8.              International Select Fund

9.              Investment Grade Convertible Fund

10.       Large Cap Growth Fund

11.       National Municipal Bond Fund

12.       Ohio Municipal Bond Fund

13.       Small Company Opportunity Fund

14.       Special Value Fund

15.       Stock Index Fund

16.       Value Fund

As of July 1, 2012